UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

SPOT MOBILE INTERNATIONAL LTD.
(Name of registrant as specified in charter)

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	(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SPOT MOBILE INTERNATIONAL LTD.

300 71st Street, Suite 500

Miami Beach, Florida 33141

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

TO THE STOCKHOLDERS OF SPOT MOBILE INTERNATIONAL LTD.:

NOTICE IS HEREBY GIVEN that, on September 22, 2010, the holders of more than a majority of the outstanding common stock of Spot Mobile International Ltd., a Delaware corporation (“Spot Mobile,” “the Company,” “we” or “us”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

•

The approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock issued and outstanding on the Consent Record Date (as defined below), on the basis of one (1) post-split share for every thirty (30) pre-split shares of our common stock (the “Reverse Stock Split”).

The Reverse Stock Split will become effective approximately 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

WE ARE NOT ASKING FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The accompanying Information Statement is being provided to you for informational purposes only to comply with requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and constitutes the notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders required by Section 228(e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the Reverse Stock Split since no meeting of the Company’s stockholders will be held or proxies or consents solicited from the Company’s stockholders in connection with these matters because the requisite approval of the Reverse Stock Split has been secured by means of the written consent of the holders of a majority of the outstanding shares of common stock of the Company.

By Order of the Board of Directors,

/s/ Charles J. Zwebner

Charles J. Zwebner
Chairman

October 4, 2010

SPOT MOBILE INTERNATIONAL LTD.

300 71st Street, Suite 500

Miami Beach, Florida 33141

INFORMATION STATEMENT

October 4, 2010

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

INTRODUCTION

This Information Statement is being furnished to stockholders of Spot Mobile International Ltd., a Delaware corporation (“Spot Mobile,” “the Company,” “we” or “us”), in connection with the Reverse Stock Split proposal previously approved by the board of directors of the Company (the “Board of Directors”) and subsequently adopted by the written consent of the holders of more than a majority of our outstanding common stock pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”), in lieu of a special meeting of stockholders.

This Information Statement is first being sent on or about October 5, 2010 to the Company’s stockholders.

Holders in excess of a majority of our outstanding common stock executed and delivered to us on September 22, 2010 (the “Consent Date”) a written consent approving and authorizing the Reverse Stock Split and, consistent with the requirements of Rule 14c-2 promulgated under the Exchange Act, the Reverse Stock Split will take effect 20 days following the mailing of this Information Statement to the stockholders of the Company or such later date as may be specified by our board of directors.

This Information Statement is being provided to all stockholders of record who were entitled to give an authorization or a written consent in regard to the Reverse Stock Split proposal on the Consent Date (“Consent Record Date”). A complete summary of the corporate action taken is set forth herein.

Stockholders will not be entitled to any rights of appraisal under the Delaware law or otherwise with respect to the approval and implementation of the Reverse Stock Split proposal.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

REQUIRED VOTE; OUTSTANDING SHARES AND VOTING RIGHTS

Outstanding Securities

As of the Consent Record Date, we had issued and outstanding 724,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”), constituting Spot Mobile’s only outstanding class of securities entitled to vote on the Reverse Stock Split proposal. Each share of Common Stock outstanding on the Consent Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon. The Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) does not provide for cumulative voting.

Action by Written Consent

Under the Delaware General Corporation Law (“DGCL”), unless otherwise provided in the certificate of incorporation or bylaws, any action that may be taken at an annual or special meeting of stockholders also can be taken without such meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our Certificate of Incorporation and Bylaws do not limit, prohibit, restrict, or otherwise qualify the use of this procedure. Further, Article II of our Bylaws specifically permits actions to be taken by written consent in lieu of a meeting in the manner set forth in the DGCL.

Further, unless the DGCL, the certificate of incorporation, or bylaws of a corporation requires a greater number of votes, matters submitted to stockholders generally require the approval of a majority of the shares at a meeting when a quorum is present. The DGCL requires the approval of a majority of the outstanding shares in order to amend a Delaware corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater vote to take such action. Our Certificate of Incorporation does not require a greater vote to take such action. Accordingly, because the Reverse Stock Split proposal requires an amendment to our Certificate of Incorporation, the approval of the Reverse Stock Split proposal requires the receipt of the written consent of the holders of at least a majority of the outstanding shares of Common Stock of the Company as of the Consent Record Date (or 362,250,001 shares).

Notice of Action By Written Consent

Under the DGCL, the Company is required to provide prompt notice of the taking of corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No appraisal rights are afforded to stockholders of the Company under the DGCL as a result of the approval of the Reverse Stock Split proposal.

CONSENTING STOCKHOLDERS CONSENT

Stockholders holding a substantial majority of the outstanding shares of common stock of the Company (collectively, the “Consenting Stockholders”) executed and delivered to us a written consent effective as of the Consent Record Date authorizing the Reverse Stock Split. As of the Consent Record Date, the Consenting Stockholder had the power to vote an aggregate of 375,466,000 shares of our common stock, or 51.82% of the outstanding common stock. The Consenting Stockholders voted all of the foregoing shares to approve the Reverse Stock Split proposal.

Taking action by written consent of the Consenting Stockholders has eliminated the costs and management time that would have otherwise been necessary to hold a special meeting of stockholders and will permit the Company to effect the Reverse Stock Split as early as possible in order to accomplish the purposes of the Company as hereafter described.

THE REVERSE STOCK SPLIT OF COMMON STOCK

General

Our Board of Directors and the Consenting Stockholders have approved the Reverse Stock Split proposal and have authorized the Company to file an amendment to our Certificate of Incorporation to effect the Reverse Stock Split of our Common Stock.

Background

As of the Consent Record Date, the Company had 1,000,000,000 shares of Common Stock and 100,000,000 shares of preferred stock authorized, of which 724,500,000 shares of Common were outstanding and no shares of preferred stock were outstanding.

The Reverse Stock Split is intended to increase the price per shares of our Common Stock and to reduce the number of outstanding shares in order to make more shares available to the Company for future issuances. The Board of Directors believes that the price of the Common Stock is too low to attract investors in the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of our stockholders to implement a reverse stock split. The Company’s Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC-BB”) under the symbol “RPID” and the last reported closing price of the Common Stock on September 21, 2010 was $0.03 per share.

Except for adjustments that may result from the treatment of fractional shares as described below, immediately following the Reverse Stock Split each stockholder will hold the same percentage of the outstanding Common Stock that they held immediately prior to the Reverse Stock Split. The par value of the Common Stock will remain unchanged at $0.001 per share and the Reverse Stock Split will not change the number of authorized shares of Common Stock under the Certificate of Incorporation. Accordingly, the Reverse Stock Split will have the effect of creating additional authorized and unreserved shares of our Common Stock. Although at present we have no current plans, arrangements or understandings providing for the issuance of the additional shares that would be made available for issuance upon effectiveness of the Reverse Stock Split, such additional shares may be used by us for various purposes in the future without further stockholder approval. These purposes may include, among other things:

•	the sale of shares to raise additional capital;

•	the issuance of equity incentives to our employees, officers or directors;

•	establishment of strategic relationships with other companies and suppliers; and

•	acquisition of other businesses or products.

Reasons for the Reverse Stock Split

The Board of Directors believes that a reverse stock split is desirable for a number of reasons. Primarily, the Board of Directors believes that a reverse stock split could improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock.

The Board of Directors believes that the share price of the Common Stock is a significant factor in whether the Common Stock satisfies the investing guidelines of many institutional investors and investment funds. A reverse stock split may allow a broader range of institutions to invest in our Common Stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), and may potentially increase the trading volume and liquidity of our Common Stock.

Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. If, following the Reverse Stock Split, we are successful in maintaining a higher stock price, we anticipate that our Common Stock will have greater liquidity and a stronger investor base which, in turn, may help increase analyst and broker interest in our Common Stock. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. The Board of Directors believes that the Company’s stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock.

The Board of Directors is not implementing the Reverse Stock Split in anticipation of any future transaction or series of transactions. Further, the Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.

Material Effects of the Reverse Stock Split

The principal effect of the Reverse Stock Split will be to reduce, after the effectiveness of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock from 724,500,000 to approximately 24,150,000 shares of Common Stock. As a result, stockholders should recognize that once the Reverse Stock Split is effected, they will own a lesser number of shares of our Common Stock than they currently own. However, the Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that whole shares will be exchanged in lieu of fractional shares as described below). Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the Reverse Stock Split (except to the extent that whole shares will be exchanged in lieu of fractional shares as described below). For example, a holder of 2% of the outstanding shares of Common Stock immediately prior to the Reverse Stock Split would continue to hold approximately 2% of the outstanding shares of Common Stock immediately after the Reverse Stock Split. The number of stockholders of record also will not be affected by the Reverse Stock Split (except to the extent that whole shares will be exchanged in lieu of fractional shares as described below). The Reverse Stock Split will also reduce the number of shares of Common Stock available for issuance under the Company’s 2002 Equity Incentive Plan. The Company also has outstanding warrants pursuant to which shares of Common Stock will be issued upon exercise.

Under the terms of the applicable warrant agreements, the number of shares subject to outstanding warrants will be proportionately reduced by the exchange ratio. In addition, the exercise price of each outstanding warrants will be proportionately increased by the exchange ratio.

In addition, the Reverse Stock Split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

The Common Stock is currently registered under Section 12(b) of the Securities Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The Reverse Stock Split will not affect the registration of the Common Stock under the Securities Exchange Act and the Common Stock will continue to be reported on the OTC-BB.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the Reverse Stock Split and the Company will not be paying any cash to any stockholders for any fractional shares from the Reverse Stock Split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

Effect on Registered and Beneficial Stockholders

Following the Reverse Stock Split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Procedure for Effectuating the Reverse Stock Split

The Reverse Stock Split will be effective upon the filing of a Certificate of Amendment (the “Amendment”) to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which is referred to as the “Effective Date.” The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the Reverse Stock Split if the Board of Directors determines that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Beginning on the Effective Date, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares. The text of the Amendment is set forth in Appendix A to this Information Statement. The text of the Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the Reverse Stock Split.

Exchange of Stock Certificates

If the Board of Directors elects to implement the Reverse Stock Split, stockholders will be notified as soon as practicable after the effective date that the Reverse Stock Split has been effected. The

Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for post-reverse split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split rounded up to the nearest whole share. No new post-reverse split share certificates, including those representing whole shares to be issued in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL THEY ARE REQUESTED TO DO SO.

Certain Risk Factors Associated with the Reverse Stock Split

In evaluating the Reverse Stock Split proposal, the Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors included the negative perception of reverse stock splits by some investors, analysts and other stock market participants, as well as various other risks and uncertainties that surround the implementation of a reverse stock split, including but not limited to the following:

•

There can be no assurance that the market price per share of the Common Stock after the Reverse Stock Split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Stock Split. While we expect that the Reverse Stock Split will result in an increase in the per share price of our Common Stock, the Reverse Stock Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the price per share, which depends on many factors, including our performance, prospects and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. The history of similar reverse stock splits for companies in similar circumstances is varied.

•

There can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

•

The Reverse Stock Split may decrease the liquidity of our Common Stock. The liquidity of our capital stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split.

•

The number of stockholders who own odd lots (less than 100 shares) will increase and holders of odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

The Board of Directors, however, has determined that these negative factors were outweighed by the potential benefits of the Reverse Stock Split and voted unanimously to approve the Reverse Stock Split proposal.

Authorized Shares

As of the Record Date, the Company had 1,000,000,000 shares of Common Stock, par value $.001, and 100,000,000 shares of preferred stock, par value $.001, authorized. The Reverse Stock Split would not change the number of authorized shares of Common Stock or preferred stock. Following the Reverse Stock Split, authorized but unissued shares of Common and preferred stock will be available for issuance, and the Company may issue such shares in the future. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

Accounting Matters

The par value per share of Common Stock would remain unchanged at $0.001 per share after the Reverse Stock Split. As a result, on the Effective Date of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. Our net income or loss and our net book value on a per share basis will be increased because there will be fewer shares of Common Stock outstanding. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the Reverse Stock Split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares of Common Stock available for issuance following the Effective Date could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Stock Split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of the Company. Other than the Reverse Stock Split, the Board of Directors does not currently contemplate the adoption of any other amendments to the Certificate of Incorporation that could be construed to affect the ability of third parties to take over of change the control of the Company.

No Appraisal Rights

Our stockholders are not entitled to appraisal rights under the DGCL with respect to the proposed Amendment to effect the Reverse Stock Split, and the Company has not independently provided its stockholders with any such right.

Material Federal U.S. Income Tax Consequence of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Stock Split to the Company’s stockholders. This summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. This summary also assumes that you are a United States holder (defined below) who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the Reverse Stock Split (whether or not such transactions are in connection with the Reverse Stock Split) including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the Reverse Stock Split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the Reverse Stock Split to you. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the Reverse Stock Split.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the Reverse Stock Split. The aggregate tax basis of the post-reverse stock split shares received in the Reverse Stock Split (including any whole share received in exchange for a fractional share) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the Reverse Stock Split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock as of September 22, 2010 by: (i) each of our directors, (ii) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act), (iii) all of our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our outstanding Common Stock. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the shares of our Common Stock owned by them.

Name and Address (1)	Current Beneficial Ownership
	Number of Shares (2)	Percent of Total (3)

Directors and Named Executive Officers

Charles Zwebner (4)	186,720,000	25.8%
David Stier	17,000,000	2.3%
Valerie Ferraro	17,000,000	2.3%
All current executive officers and directors as a group (3 persons)	220,720,000	30.4%

Beneficial Owners of 5%

Apex Acquisitions, Inc. 52 Marks Lane Breckenridge, CO 80424	37,279,940	5.15%

*	Indicates beneficial ownership of less than one percent of our total outstanding Common Stock.
(1)	Except as otherwise specified above, the address of each beneficial owner listed is 300 71st Street, Suite 500, Miami Beach, Florida 33141.
(2)	For purposes of this table and in accordance with Rule 13d-3 promulgated pursuant to the Exchange Act, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within sixty days. As used herein, “voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.
(3)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of shares of Common Stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.
(4)	All such shares of common stock are held of record by Chaleo (One) Inc., a Canadian corporation of which Charles Zwebner is the principal shareholder and sole officer and director.

Change in Control

On February 24, 2010, we consummated the initial closing under a Share Exchange Agreement with Blackbird Corporation (“Blackbird”) and certain other parties. Pursuant to the Share Exchange Agreement, we acquired from Blackbird all of the issued and outstanding shares of capital stock of Mr. Prepaid, Inc. in exchange for 10,000,000 shares of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”). As a result, Mr. Prepaid, Inc. became our wholly-owned subsidiary.

The Series A Preferred Stock issued to Blackbird upon the initial closing was converted into 520,000,000 shares of our common stock which, at the time of the transaction, constituted approximately 80% of our issued and outstanding shares of common stock. On June 7, 2010, Blackbird distributed the 520,000,000 shares of our common stock to its shareholders on a pro rata basis.

By Order of the Board of Directors,

/S/ CHARLES J. ZWEBNER
Charles J. Zwebner
Chairman

Miami Beach, Florida

October 4, 2010

Appendix A

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SPOT MOBILE INTERNATIONAL LTD.

This corporation, Spot Mobile International Ltd., organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That, pursuant to a unanimous written consent of the Board of Directors of the Corporation, effective September 22, 2010, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of Spot Mobile International Ltd., a Delaware corporation (the “Corporation”), declaring said amendment to be advisable and directing that said amendment be considered by consent of the shareholders of the Corporation.

SECOND: That, pursuant to a written consent of the shareholders owning the majority of the outstanding shares of voting stock of the Corporation, effective September 22, 2010, such shareholders duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Paragraph A of Article IV of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE IV

Capital Stock

A. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock, having a par value of $0.001 per share (“Common Stock”), and 100,000,000 shares of preferred stock, having a par value of $0.001 per share (“Preferred Stock”). The outstanding shares of Common Stock shall be reverse split on a one (1) for thirty (30) basis, effective as of the effective date of this Certificate of Amendment. No fractional shares shall be issued in connection with the reverse split and, in lieu thereof, any resulting fractional shares shall be rounded up to the nearest whole number.

THIRD: That, the shareholders holding a majority of the shares of common stock entitled to vote, in accordance with Section 228 of the General Corporation Law of the State of Delaware, met the necessary number of shares as required by statute, and voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this      day of October, 2010.

By:
	Name:	Charles Zwebner
	Title:	Chief Executive Officer

A-1